EXHIBIT 99.1

Company Contact Delaney Gembis Aware, Inc. 781-687-0300 marketing@aware.com	Investor Contact Matt Glover Gateway Group, Inc. 949-574-3860 AWRE@gateway-grp.com

Aware Reports Second Quarter and Six-Month 2025 Financial Results

BURLINGTON, MASS. – July 30, 2025 – Aware, Inc. (NASDAQ: AWRE), a global leader in biometric identity and authentication solutions, today reported financial results for the second quarter ended June 30, 2025.

Second Quarter 2025 Operational Highlights

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Developed new product innovations including 14X faster face matching performance and smarter face capture for mobile.
•
Recognized as an industry Luminary in Core Identity Technology in the Prism Project’s Deepfake and Synthetic Identity Report.
•
Achieved best-in-class performance in the Department of Homeland Security’s Remote Identity Validation Technology Demonstration (RIVTD) testing for passive liveness detection, highlighting the ability to deliver faster, frictionless, and highly secure biometric verification.
•
Appointed Lona Therrien as Chief Marketing Officer, bringing 15 years of cybersecurity marketing experience to strengthen Aware’s brand strategy, demand generation, and market positioning.

Management Commentary

“In the second quarter, we continued to make tangible progress across our strategic transformation, advancing our core technology, expanding our partner network, and strengthening our commercial execution to sustainably scale Aware,” said Ajay Amlani, Chief Executive Officer and President of Aware. “We are executing against a clear roadmap grounded in three pillars: advancing our purpose-built platform, continuing to strengthen the go-to-market effort, and deepening our strategic partnerships across the public sector and commercial markets to scale the business effectively.

“As we enter the second half of 2025, our focus remains on converting our growing late-stage pipeline, accelerating onboarding, and driving durable growth. The foundation we’ve built through continued

innovation, strategic investments, and a customer-obsessed go-to-market strategy positions Aware to lead the next generation of biometric security and deliver sustainable value in 2026 and beyond.”

Second Quarter 2025 Financial Results

Revenue for the second quarter of 2025 was $3.9 million, compared to $4.3 million in the second quarter of 2024. The year-over-year decrease was primarily due to the timing of perpetual license sales, which can vary based on customer purchasing cycles.

Operating expenses were $5.9 million for the three months ended June 30, 2025, compared to $5.7 million in the second quarter of 2024.

Net loss totaled $1.8 million, or $(0.08) per diluted share, compared to a net loss of $1.1 million, or $(0.05) per diluted share, in the second quarter of 2024.

Adjusted EBITDA loss (a non-GAAP metric reconciled below) totaled $1.4 million, compared to adjusted EBITDA loss of $1.0 million in the second quarter of 2024. The increased loss was primarily due to lower total revenue and higher personnel-related expenses reflecting strategic investments in headcount.

As of June 30, 2025, cash, cash equivalents, and marketable securities totaled $23.7 million compared to $27.8 million as of December 31, 2024.

Six Month 2025 Financial Results

Revenue for the six months ended June 30, 2025, was $7.5 million, compared to $8.7 million in the same year-ago period. The decrease was primarily due to the timing of perpetual license sales, which can vary based on customer purchasing cycles.

Operating expenses were $11.3 million for both the six months ended June 30, 2025, and the year-ago period.

Net loss for the six months ended June 30, 2025, totaled $3.4 million, or $(0.16) per diluted share, which compares to net loss of $2.1 million, or $(0.10) per diluted share, in the same year-ago period.

Adjusted EBITDA loss (a non-GAAP metric reconciled below) for the six months ended June 30, 2025, was $3.0 million, compared to adjusted EBITDA loss of $1.9 million in the same year-ago period. The decline in adjusted EBITDA loss was primarily due to lower revenue.

Webcast

Aware management will host a webcast today, July 30, 2025, at 5:00 p.m. Eastern time to discuss these results and provide an update on business conditions. A question-and-answer session will follow management’s prepared remarks.

Date: Wednesday, July 30, 2025

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Webcast: Register Here

The presentation will be made available for replay in the investor relations section of the Company’s website. The audio recording will be available for approximately 90 days following the live event.

About Aware
Aware (NASDAQ: AWRE) is a proven global leader in biometric identity and authentication solutions. Its Awareness platform transforms biometric data into actionable intelligence, empowering organizations to verify identities and prevent fraud with speed, accuracy, and confidence. Designed for mission-critical enterprise environments, the platform delivers intelligent, scalable architecture, real-time insights, and reliable security—ensuring precise identification when every millisecond matters. Aware headquartered in Burlington, Massachusetts. To learn more, visit our website or follow us on LinkedIn and X.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue, earnings and non-recurring charges, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) the changes we are implementing in our business to drive growth in our business may not be successful on the timeline we expect, or at all; ii)our operating results may fluctuate significantly and are difficult to predict; iii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iv) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; v) we derive a significant portion of our revenue from third party channel partners; vi) the biometrics market may not experience significant growth or our products may not achieve broad acceptance; vii) we face intense competition from other biometrics solution providers; viii) our business is subject to rapid technological change; ix) our software products may have errors, defects or bugs which could harm our business; x) our business may be adversely affected by our use of open source software; xi) we rely on third party software to develop and provide our solutions and significant defects in third party software could harm our business; xii) part of our future business is dependent on market demand for, and acceptance of, the cloud-based model for the use of software: xiii) our operational systems and networks and products may be subject to an increasing risk of continually evolving cybersecurity or other technological risks which could result in the disclosure of company or customer confidential information, damage to our reputation, additional costs, regulatory penalties and financial losses; xiv) our intellectual property is subject to limited protection; xv) we may be sued by third parties for alleged infringement of their proprietary rights; xvi) we must attract and retain key personnel; xvii) our business may be affected by government regulations, government cost cutting initiatives and adverse economic conditions; and xviii) we may make acquisitions that could adversely affect our results, and xix) we may have additional tax liabilities.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2024 and other reports and filings made with the Securities and Exchange Commission.

AWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue:
Software licenses	$1,420	$1,815	$2,736	$3,962
Software maintenance	2,198	2,154	4,349	4,314
Services and other	277	353	416	467
Total revenue	3,895	4,322	7,501	8,743

Costs and expenses:
Cost of revenue	339	270	579	546
Research and development	1,960	1,867	3,881	4,049
Selling and marketing	1,964	2,091	3,627	3,982
General and administrative	1,593	1,435	3,226	2,769
Total costs and expenses	5,856	5,663	11,313	11,346
Operating loss	(1,961)	(1,341)	(3,812)	(2,603)
Interest income	218	291	479	571
Loss before provision for income taxes	(1,743)	(1,050)	(3,333)	(2,032)
Provision for income taxes	26	39	34	39
Net loss	$(1,769)	$(1,089)	$(3,367)	$(2,071)
Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on available-for-sale securities	3	(16)	47	123
Comprehensive loss	$(1,766)	$(1,105)	$(3,320)	$(1,948)
Net loss per share – basic	$(0.08)	$(0.05)	$(0.16)	$(0.10)
Net loss per share – diluted	$(0.08)	$(0.05)	$(0.16)	$(0.10)
Weighted-average shares – basic	21,347	21,095	21,296	21,089
Weighted-average shares – diluted	21,347	21,095	21,296	21,089

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	June 30, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$7,300	$12,972
Marketable securities	16,379	14,842
Accounts and unbilled receivables, net	3,833	4,002
Property and equipment, net	441	477
Goodwill and intangible assets, net	4,890	5,096
Right of use assets	3,806	3,964
All other assets, net	1,448	1,291

Total assets	$38,097	$42,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$1,711	$2,341
Deferred revenue	4,224	5,163
Operating lease liability	4,112	4,244
Total stockholders’ equity	28,050	30,896

Total liabilities and stockholders’ equity	$38,097	$42,644

Non-GAAP Measures

We define adjusted EBITDA as U.S. GAAP net loss plus depreciation of fixed assets and amortization of intangible assets, stock-based compensation expenses, other (expense) income, net, and income tax provision. We discuss adjusted EBITDA in our quarterly earnings releases and certain other communications, as we believe adjusted EBITDA is an important measure. We use adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, and evaluating short-term and long-term operating trends in our operations. We believe that the adjusted EBITDA financial measure assists in providing an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that the adjusted EBITDA adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

We define recurring revenue as the portion of Aware revenue that is based on a term arrangement and is likely to continue in the future, such as annual maintenance or subscription contracts. We use recurring revenue as a metric to communicate the portion of our revenue that has greater stability and predictability. We believe that recurring revenue assists in providing an enhanced understanding of effectiveness of our efforts to transition to a subscription-based business model.

Adjusted EBITDA and recurring revenue are non-GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the financial adjustments described above in arriving at adjusted EBITDA and investors should not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring. The following table includes the reconciliations of our U.S. GAAP net income (loss), the most directly comparable U.S. GAAP financial measure, to our adjusted EBITDA for the three and six months ended June 30, 2025 and 2024 and (ii) our U.S. GAAP revenue, the most directly comparable U.S. GAAP financial measure, to our recurring revenue for the three and six months ended June 30, 2025 and 2024.

AWARE, INC.

Reconciliation of GAAP Net loss to Adjusted EBITDA

(In thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2025	2024	2025	2024
Net loss	$(1,769)	$(1,089)	$(3,367)	$(2,071)
Depreciation and amortization	143	139	287	279
Stock based compensation	381	244	562	407
Interest income	(219)	(291)	(479)	(571)
Provision for income taxes	26	39	34	39
Adjusted EBITDA loss	$(1,438)	$(958)	$(2,963)	$(1,917)

AWARE, INC.

Revenue Breakout

(In thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2025	2024	2025	2024
Recurring revenue:
Software subscriptions	$549	$575	1,080	1,567
Software maintenance	2,198	2,131	4,350	4,284
Total recurring revenue	2,747	2,706	5,430	5,851

Non-recurring revenue:
Software licenses	871	1,263	1,656	2,425
Services and other	277	353	415	467
Total non-recurring revenue	1,148	1,616	2,071	2,892
Total revenue	$3,895	$4,322	$7,501	$8,743

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Aware is a registered trademark of Aware, Inc.